Exhibit 99.1 - Press Release

Global Self Storage Reports First Quarter 2016 Results

Same-Store NOI Up 7.8%

New York, NY – May 16, 2016 – Global Self Storage, Inc. (formerly Self Storage Group, Inc.) (NASDAQ: SELF), a real estate investment trust (REIT) that owns and operates self-storage facilities, reported results for the quarter ended March 31, 2016.

Q1 2016 Highlights vs. Q1 2015
•	Same-store net operating income ("NOI") increased 7.8% to $646,000
•	Same-store occupancy remained steady at approximately 88%
•	Net leased square footage increased 1.9% to 427,000
•	Maintained quarterly dividend of $0.065 per common share

Management Commentary
"The first quarter of 2016 was a transformative period for Global Self Storage," said president and chief executive officer of Global Self Storage, Mark C. Winmill. "We changed our name to Global Self Storage, uplisted to NASDAQ, and registered as an operating company with the SEC. Because of our new registration, in 2016, we do not expect to have traditional financial results comparable to the same year-ago period, but we expect to have such comparable results in 2017 and beyond.

"We believe our profitable results were driven primarily by our successful Internet marketing initiatives and our focus on providing the highest level of customer service in order to drive brand loyalty and ultimately increase word-of-mouth referrals. Also, our revenue rate management program has helped us to increase the total annualized revenue per leased square foot.

"Investing in the development and expansion of our existing properties is another way to improve our performance. For example, in 2015 we completed construction of an additional 17,000 square feet at our Sadsburyville, PA facility, which at quarter's end has 96% of the first floor and 65% of the overall expansion leased. Additionally, we are moving forward with the expansion of our Bolingbrook, IL facility where we expect to add about 45,000 leasable square footage.

"In addition to developing and expanding our seven existing properties, we continue to evaluate the market for accretive self-storage property and portfolio acquisitions. In fact, subsequent to the quarter's end, we entered into an agreement to acquire a self-storage facility in Fishers, Indiana for $7.7 million, subject to conditions.

"Looking at the remainder of 2016 and beyond, our profitable results and healthy balance sheet position us well to capitalize on future opportunities."

Same-Store Results
The company's same-store portfolio at March 31, 2016 included all seven of its self-storage facilities, representing 100% of property net operating income for the quarter.

Same-store revenues increased 6.3% to $1.14 million in Q1 2016 compared with $1.08 million in Q1 2015. The increase was driven primarily by a 4.3% increase in total annualized revenue per leased square foot, a 1.6% increase in total net leasable square footage, and a 0.3% increase in average overall square foot occupancy.

Same-store operating expenses increased 4.5% to $498,000 for the first quarter of 2016 compared with $476,000 in the first quarter of 2015. The increase was primarily attributable to higher property tax expense, employment costs, repair and maintenance, and marketing expense, which were partially offset by decreases in professional, utilities, administrative, and lien administration costs.

Same-store net operating income increased 7.8% to $646,000 for the quarter ended March 31, 2016, compared with $599,000 for the quarter ended March 31, 2015. The increase was primarily attributable to the operating leverage produced by the relative increase in same-store revenues as compared to same-store operating expenses.

Same-store occupancy at end of the first quarter of 2016 was 88.1%, compared with 87.8% at the end of the first quarter last year. We believe the increase was primarily attributable to Internet marketing initiatives and increased customer service efforts which drove brand loyalty and word-of-mouth referrals.

Operating Results
General and administrative expenses totaled $423,000 during the three months ended March 31, 2016 compared with $487,000 during the three months ended March 31, 2015. The decrease is primarily attributable to certain cost reductions due to the transition from an investment company to an operating company. However, future expenses are expected to increase from this quarter's levels due to new reporting requirements as well as increased compliance, legal and consulting costs.

Funds from operations ("FFO") totaled to approximately $219,000, or $0.03 per common share in the first quarter of 2016.

Net income available to common shareholders totaled $55,000 or $0.01 per common share in the first quarter of 2016.

Dividends
On March 1, 2016, the company declared a quarterly dividend of $0.065 per common share, consistent with the quarterly dividend from a year ago and from last quarter.

Balance Sheet
At March 31, 2016, cash and cash equivalents, and marketable securities, totaled $7.9 million, up from $7.8 million at December 31, 2015.
For more information on the company's quarterly results, including financial tables, please refer to the company's Form 10-Q which was filed earlier today.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self-storage facilities in the United States. The company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. It currently owns and operates, through its wholly owned subsidiaries, seven self-storage properties located in New York, Pennsylvania, Illinois, Indiana, and South Carolina. For more information, go to www.globalselfstorageinc.com or visit our self-storage customer site at www.globalselfstorage.us.

Non-GAAP Disclosures
This release contains metrics that may not be a full and complete financial representation of the Company's results in accordance with U.S. generally accepted accounting principles ("GAAP"), but is rather a non-GAAP summary of certain of its self-storage properties' financial highlights. Funds From Operations ("FFO") is a Non-GAAP financial metric and is defined by the National Association of Real Estate Investment Trusts, Inc. as a REIT's net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its self-storage properties, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company's financial statements.

Net operating income or "NOI" is defined as net property earnings before general and administrative expenses, interest, taxes, depreciation and amortization. We believe net operating income or "NOI" is a meaningful measure of operating performance, because we utilize NOI in making decisions with respect to capital allocations, determining current property values, evaluating property performance and in comparing period-to-period and market-to-market property operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net property earnings before general and administrative expenses, interest, taxes, depreciation, and amortization. NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Cautionary Note Regarding Forward Looking Statements
Certain information presented in this press release may contain "forward-looking statements" within the meaning of the federal securities laws. Forward looking statements include statements concerning the Company's plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as "believes," "expects," "estimates," "may," "will," "should," "anticipates" or "intends," or the negative of such terms or other comparable terminology, or by discussions of strategy. The Company may also make additional forward looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. All forward-looking statements, including without limitation, the Company's examination of historical operating trends and estimates of future earnings, are based upon the Company's current expectations and various assumptions. The Company's expectations, beliefs and projections are expressed in good faith and it believes there is a reasonable basis for them, but there can be no assurance that the Company's expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Contacts:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Group, Inc.
Michael Koehler
SELF@liolios.com
1-949-574-3860
4